 Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-10 (the "Form F-10") of our auditor’s report dated January 2, 2024 with respect to the consolidated financial statements of Electrovaya Inc. and its subsidiaries (the “Company”) as at September 30, 2023 and for the year then ended, as incorporated by reference in the Annual Report on Form 40-F of the Company for the year ended September 30, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the Form F-10.

We also consent to the reference to our firm under the heading “Interests of Experts” in the Annual Information Form dated January 2, 2024, which is incorporated by reference in the Form F-10.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
March 21, 2024